UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware	38-0549190
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Right	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Item 1. Description of Registrant’s Securities to be Registered.

This amends the Form 8-A filed by Ford Motor Company (“Ford”) on October 23, 2009 (the “Original 8-A”) relating to the preferred stock purchase rights (the “Rights”) issued as part of Ford’s Tax Benefit Preservation Plan (the “TBPP”) between Ford and Computershare Trust Company, N.A., as rights agent. The TBPP, which is designed to preserve Ford’s substantial tax attributes, was originally entered into as of September 11, 2009, was amended by Amendment No. 1 effective September 11, 2012, was amended by Amendment No. 2 effective September 9, 2015, and was scheduled to expire at the close of business on September 30, 2018.

On September 13, 2018, Ford and the rights agent entered into Amendment No. 3 to the TBPP, which extends the expiration date of the TBPP to September 30, 2021 (subject to other earlier termination events, including final adjournment of Ford’s 2019 annual meeting of shareholders if shareholder approval of the extension has not been received prior to that time).

The Rights and the original TBPP are described in, and the original TBPP is included as, an exhibit to the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. Amendment No. 3 to the TBPP is filed as Exhibit 4.4 hereto and is incorporated by reference herein.

Item 2. Exhibits.

The following exhibits to the Registration Statement on Form 8-A are filed herewith or incorporated by reference from the documents specified.

Designation	Description	Method of Filing
Exhibit 3.1	Restated Certificate of Incorporation dated August 2, 2000	Incorporated by reference to Exhibit 3.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2000

Exhibit 3.2	By-laws	Incorporated by reference to Exhibit 3.2 of the Company’s Form 8-A/A dated September 11, 2015

Exhibit 3.3	Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on September 11, 2009	Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated September 11, 2009

Exhibit 4.1
Tax Benefit Preservation Plan, dated as of September 11, 2009, between Ford Motor Company and Computershare Trust Company, N.A., as Rights Agent, together with the following exhibits thereto: Exhibit A – Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Ford Motor Company; Exhibit B – Form of Right Certificate; Exhibit C – Summary of Rights to Purchase Shares of Preferred Stock of Ford Motor Company
Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated September 11, 2009

Exhibit 4.2	Amendment No. 1 effective September 11, 2012 to the Tax Benefit Preservation Plan between Ford Motor Company and Computershare Trust Company, N.A., as Rights Agent	Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K dated September 11, 2012

Exhibit 4.3	Amendment No. 2 effective September 9, 2015 to the Tax Benefit Preservation Plan between Ford Motor Company and Computershare Trust Company, N.A., as Rights Agent	Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K dated September 9, 2015

Exhibit 4.4	Amendment No. 3 effective September 13, 2018 to the Tax Benefit Preservation Plan between Ford Motor Company and Computershare Trust Company, N.A., as Rights Agent	Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K dated September 13, 2018

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 14, 2018	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary